Exhibit 5

                                        June 24, 2005

United States Securities and Exchange Commission
450 – 5th Street
Washington, D.C.
U.S.A. 20549

Dear Sirs:

Re:	Crystallex International Corporation Registration Statement on Form S-8

          I am Executive Vice President and Corporate Counsel to Crystallex International Corporation (the “Corporation”), a corporation continued under the Canadian Business Corporations Act.

          I refer to the filing by the Corporation of a Registration Statement on Form S-8 (“Registration Statement”) under the Securities Act of 1933, as amended, covering an aggregate of 22,642,662 common shares of the Corporation (the “Shares”) issued or issuable by the Corporation as described in the Registration Statement.

          I have examined the Articles of the Corporation, resolutions of the Board of Directors of the Corporation in respect of the issuance of the Shares and original, reproduced or certified copies of such records of the Corporation and such agreements, certificates of public officials, certificates of officers and representatives of the Corporation and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the conformity to original documents of all documents supplied to us as copies. As to various questions of fact material to such opinions, I have relied upon the records of the Corporation and upon statements and certificates of officers and representatives of the Corporation and others.

          Based on the foregoing, I am of the opinion that the Shares, when issued as described in the Registration Statement and in accordance with the terms of the applicable Incentive Share Option Plan, Share Option Agreement, or Directors Remuneration Plan will be legally issued by the Corporation as fully paid and non-assessable shares in the capital of the Corporation.

          For the purposes of this opinion, “legally issued” means that the Shares have been issued in accordance with the provisions of the Canada Business Corporations Act and the Articles of the Corporation.

          I hereby consent to the filing of a copy of this Opinion as an exhibit to the Registration Statement. I also consent to the use of my name under the heading “Legal Matters” in the Registration Statement.

Yours truly,

Daniel R. Ross Executive Vice President, Corporate Counsel